Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, California 95014

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3/A of Cellular Biomedicine Group, Inc. and its subsidiaries and variable interest entities (the “Company”) of our reports dated March 11, 2016, relating to the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

May 27, 2016